News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CROWN HOLDINGS REPORTS FIRST QUARTER 2012 RESULTS

Philadelphia, PA - April 18, 2012. Crown Holdings, Inc. (NYSE: CCK) today announced its financial results for the first quarter ended March 31, 2012.

First Quarter Highlights

•	Net sales rose 3.5%
- Global beverage can volumes increased 7%

•	Income per diluted share of $0.46

•	New plant in Putian, China commercialized in first quarter

Net sales in the first quarter grew to $1,947 million over the $1,882 million in the first quarter of 2011, primarily driven by increased global beverage can sales unit volumes offset by $36 million from foreign currency translation.

First quarter gross profit was $287 million compared to $292 million in the 2011 first quarter, reflecting 2011 inventory holding gains that did not recur in 2012 and $4 million from unfavorable foreign currency translation, partially offset by increased global beverage can sales unit volumes.

Selling and administrative expenses were $106 million in the first quarter compared to $102 million in the prior year.

Segment income (a non-GAAP measure defined by the Company as gross profit less selling and administrative expense) was $181 million in the first quarter compared to $190 million in the first quarter of 2011 primarily due to 2011 inventory holding gains that did not recur and $2 million of unfavorable foreign currency translation.

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “I am pleased to report that 2012 has started well and on target. Beverage can volumes were up 7% on top of a 6% increase in the first quarter last year, primarily driven by improved volumes in Europe and from recent capacity expansion projects and strong demand in Brazil, Southeast Asia and China. Our North American Food can business enjoyed increased volumes over the same period last year while our European three-piece steel packaging businesses were impacted by the economic uncertainties in Europe.

“Our pipeline of emerging market growth projects for beverage cans remains robust and exciting. During the first quarter, our new plant in Putian, China was commercialized and is on its scheduled learning curve. During the second quarter we expect to begin production at our new plant in Ziyang, China as well as complete the expansion of our plant in Ho Chi Minh City, Vietnam. We expect to commence commercial operations at new plants in Osmaniye, Turkey in the second quarter and Heshan, China in the third quarter.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

“Demand for our products is being driven by a growing middle class and increasing disposable income in these markets. We continue to closely monitor demand and trends in all of our markets and are committed to conservative deployment of capital,” Mr. Conway added.

Interest expense in the first quarter was $58 million compared to $56 million in the first quarter of 2011. The increase primarily reflects the impact of higher average debt outstanding.

Net income attributable to Crown Holdings in the first quarter was $69 million, compared to $16 million in the first quarter of 2011. Earnings per diluted share were $0.46 in the first quarter of 2012 compared to $0.10 in 2011. Net income per diluted share before certain items was $0.46 compared to $0.48 in 2011.

A reconciliation from net income and income per diluted share to net income before certain items and income per diluted share before certain items is provided below.

Non-GAAP Measures
Segment income and free cash flow are not defined terms under U.S. generally accepted accounting principles (non-GAAP measures). In addition, the information presented regarding net income before certain items and income before certain items per diluted share does not conform to GAAP and includes non-GAAP measures. Non-GAAP measures should not be considered in isolation or as a substitute for net income, income per diluted share or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views segment income and free cash flow as the principal measures of performance of its operations and for the allocation of resources. Free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that net income before certain items and income before certain items per diluted share can be used to evaluate the Company's operations. Segment income, free cash flow, net income before certain items and income before certain items per diluted share are derived from the Company's Consolidated Statements of Operations and Cash Flows and Consolidated Balance Sheets, as applicable, and reconciliations to segment income, free cash flow, net income before certain items and income before certain items per diluted share can be found within this release.

Conference Call
The Company will hold a conference call tomorrow, April 19, 2012 at 9:00 a.m. (EDT) to discuss this news release. Forward-looking and other material information may be discussed on the conference call. The dial-in numbers for the conference call are (415) 228-5025 or toll-free (800) 475-0233 and the access password is “packaging.” A live webcast of the call will be made available to the public on the internet at the Company's web site, www.crowncork.com. A replay of the conference call will be available for a one-week period ending at midnight on April 26. The telephone numbers for the replay are (402) 530-7729 or toll free (888) 568-0671.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including the extent of future demand for the Company's products in Brazil, Southeast Asia, China and other emerging markets and the Company's ability to successfully commercialize new production capacity in China, Vietnam and Turkey, to realize its plans for expanding beverage can production in emerging markets and to effectively deploy capital in response to changing demand in the Company's markets that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of the Company to differ are discussed under the caption "Forward Looking Statements" in the Company's Form 10-K Annual Report for the year ended December 31, 2011 and in subsequent filings made prior to or after the date hereof. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc., through its subsidiaries, is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

For more information, contact:
Thomas A. Kelly, Senior Vice President - Finance, (215) 698-5341, or
Edward Bisno, Bisno Communications, (212) 717-7578.

Unaudited Consolidated Statements of Operations, Balance Sheets, Statements of Cash Flows, Segment Information and Supplemental Data follow.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended March 31,
	2012	2011
Net sales	$1,947	$1,882
Cost of products sold	1,618	1,550
Depreciation and amortization	42	40
Gross profit (1)	287	292
Selling and administrative expense	106	102
Provision for restructuring	—	25
Loss from early extinguishment of debt	—	30
Interest expense	58	56
Interest income	(2)	(4)
Translation and foreign exchange adjustments	3	—
Income before income taxes	122	83
Provision for income taxes	32	41
Net income	90	42
Net income attributable to noncontrolling interests	(21)	(26)
Net income attributable to Crown Holdings	$69	$16
Earnings per share attributable to Crown Holdings common shareholders:
Basic	$0.47	$0.10
Diluted	$0.46	$0.10

Weighted average common shares outstanding:
Basic	147,813,672	154,610,056
Diluted	150,017,661	157,928,690
Actual common shares outstanding	148,825,503	155,836,025

(1)	A reconciliation from gross profit to segment income follows.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Financial Data (Unaudited)
(in millions)

Reconciliation from Gross Profit to Segment Income
The Company views segment income, as defined below, as a principal measure of performance of its operations and for the allocation of resources. Segment income is defined by the Company as gross profit less selling and administrative expense. A reconciliation from gross profit to segment income for the three months ended March 31, 2012 and 2011 follows:

	Three Months Ended March 31,
	2012	2011
Gross profit	$287	$292
Selling and administrative expense	106	102
Segment income	$181	$190

Segment Information

	Three Months Ended March 31,
Net Sales	2012	2011

Americas Beverage	$534	$512
North America Food	200	188
European Beverage	362	340
European Food	402	422
European Specialty Packaging	90	100
Total reportable segments	1,588	1,562
Non-reportable segments	359	320
Total net sales	$1,947	$1,882

Segment Income

Americas Beverage	$69	$63
North America Food	32	28
European Beverage	42	45
European Food	40	52
European Specialty Packaging	1	7
Total reportable segments	184	195
Non-reportable segments	53	57
Corporate and other unallocated items	(56)	(62)
Total segment income	$181	$190

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Supplemental Data (Unaudited)
(in millions, except per share data)

Reconciliation from Net Income and Income Per Diluted Common Share to Net Income before Certain Items and Income Per Diluted Common Share before Certain Items
The following table reconciles reported net income and diluted earnings per share attributable to the Company to net income before certain items and income per diluted common share before certain items, as used elsewhere in this release.

	Three Months Ended March 31,
	2012	2011

Net income attributable to Crown Holdings, as reported	$69	$16
Items, net of tax:
Provision for restructuring (1)	—	24
Loss from early extinguishment of debt (2)	—	19
Income taxes (3)	—	17

Net income before the above items	$69	$76
Income per diluted common share as reported	$0.46	$0.10
Income per diluted common share before the above items	$0.46	$0.48

Effective tax rate as reported	26.2%	49.4%
Effective tax rate before the above items	26.2%	26.1%

Net income before certain items, income per diluted common share before certain items and the effective tax rate before certain items are non-GAAP measures and are not meant to be considered in isolation or as a substitute for net income, income per diluted common share and effective tax rates determined in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). The Company believes these non-GAAP measures provide useful information to evaluate the performance of the Company's ongoing business.

(1)
In the first quarter of 2011, the Company recorded a restructuring charge of $25 million ($24 million, net of tax, or $0.15 per diluted share) primarily related to the relocation of its European Division headquarters from France to Switzerland.

(2)
In the first quarter of 2011, the Company recorded a loss of $30 million ($19 million, net of tax, or $0.12 per diluted share) in connection with the early extinguishment of its $600 million senior secured notes due 2015.

(3)	In the first quarter of 2011, the Company recorded a tax charge of $17 million ($0.11 per diluted share) in connection with the relocation of its European Division headquarters.

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

Consolidated Balance Sheets (Condensed & Unaudited)
(in millions)

March 31,	2012	2011
Assets
Current assets
Cash and cash equivalents	$250	$409
Receivables, net	1,066	1,104
Inventories	1,313	1,353
Prepaid expenses and other current assets	195	204
Total current assets	2,824	3,070

Goodwill	1,998	2,047
Property, plant and equipment, net	1,796	1,702
Other non-current assets	560	657
Total	$7,178	$7,476

Liabilities and equity
Current liabilities
Short-term debt	$164	$413
Current maturities of long-term debt	66	176
Accounts payable and accrued liabilities	1,863	1,994
Total current liabilities	2,093	2,583

Long-term debt, excluding current maturities	3,685	2,884
Other non-current liabilities	1,482	1,670

Noncontrolling interests	242	346
Crown Holdings shareholders' deficit	(324)	(7)
Total equity/(deficit)	(82)	339
Total	$7,178	$7,476

News Release Corporate Headquarters One Crown Way Philadelphia, PA 19154-4599

CONSOLIDATED STATEMENTS OF CASH FLOWS (Condensed & Unaudited)
(in millions)

Three months ended March 31,	2012	2011

Cash flows from operating activities
Net income	$90	$42
Depreciation and amortization	42	40
Provision for restructuring	—	25
Premiums paid to retire debt early	—	(25)
Pension expense	24	24
Pension contributions	(18)	(18)
Stock-based compensation	10	10
Working capital changes and other	(537)	(415)
Net cash used for operating activities (A)	(389)	(317)

Cash flows from investing activities
Capital expenditures	(62)	(103)
Insurance proceeds	23	—
Proceeds from sale of assets	—	2
Other	(9)	—
Net cash used for investing activities	(48)	(101)

Cash flows from financing activities
Net change in debt	351	367
Common stock repurchased	(7)	(6)
Dividends paid to noncontrolling interests	(16)	(6)
Other, net	10	(2)
Net cash provided by financing activities	338	353

Effect of exchange rate changes on cash and cash equivalents	7	11

Net change in cash and cash equivalents	(92)	(54)
Cash and cash equivalents at January 1	342	463

Cash and cash equivalents at March 31	$250	$409

(A)
Free cash flow is defined by the Company as net cash used for operating activities less capital expenditures. A reconciliation from net cash used for operating activities to free cash flow for the three months ended March 31, 2012 and 2011 follows:

Three months ended March 31,	2012	2011
Net cash used for operating activities	$(389)	$(317)
Premiums paid to retire debt early	—	25
Adjusted net cash used for operating activities	(389)	(292)
Capital expenditures	(62)	(103)
Insurance proceeds from Thailand flooding	23	—
Free cash flow	$(428)	$(395)